Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

 Condition and Results of Operations

For the Three and Six Months Ended June 30, 2009 and 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended June 30, 2009 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  demand for advertising inventory;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system operators, direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telephone companies;

•                  market demand for new programming services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

All dollar amounts and per unit data, included in the following discussion are presented in thousands.

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued market disruptions from the world-wide financial crisis could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our advertising customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliation payments from operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliation fee revenues we earn vary from operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers,” or are a fixed contractual monthly fee.

The second principal source of revenues is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had three customers that in the aggregate accounted for approximately 31% and 30% of the Company’s consolidated net trade receivable balances at June 30, 2009 and December 31, 2008, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 36% and 37% of the Company’s net revenues for the six months ended June 30, 2009 and 2008, respectively.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following tables sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended June 30,
	2009		2008
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$199,086	100%	$186,606	100%	$12,480

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	54,717	28	48,821	26	(5,896)
Selling, general and administrative	52,505	26	49,560	27	(2,945)
Restructuring credits	—	—	(8)	—	(8)
Depreciation and amortization	14,394	7	14,944	8	550
Operating income	77,470	39	73,289	39	4,181
Other income (expense):
Interest expense, net	(19,137)	(10)	(21,214)	(11)	2,077
Loss on derivative contracts, net	(1,694)	(1)	—	—	(1,694)
Miscellaneous, net	192	—	(19)	—	211
Income before income taxes	56,831	28	52,056	28	4,775
Income tax expense	(21,602)	(10)	(20,052)	(11)	(1,550)
Net income	$35,229	18%	$32,004	17%	$3,225

	Six Months Ended June 30,
	2009		2008
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$393,147	100%	$365,136	100%	$28,011

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	111,937	29	95,837	26	(16,100)
Selling, general and administrative	106,425	27	108,194	30	1,769
Restructuring expense	—	—	319	—	319
Depreciation and amortization	29,213	7	29,644	8	431
Operating income	145,572	37	131,142	36	14,430
Other income (expense):
Interest expense, net	(38,361)	(10)	(44,300)	(12)	5,939
Loss on derivative contracts, net	(2,715)	—	—	—	(2,715)
Miscellaneous, net	111	—	(283)	—	394
Income before income taxes	104,607	27	86,559	24	18,048
Income tax expense	(39,762)	(10)	(32,962)	(9)	(6,800)
Net income	$64,845	17%	$53,597	15%	$11,248

Comparison of the Three and Six Months Ended June 30, 2009 Versus the Three and Six Months Ended June 30, 2008

Revenues, net for the three and six months ended June 30, 2009 increased $12,480 (7%) and $28,011 (8%) respectively, as compared to revenues for the same periods in the prior year.  The net increases are attributable to the following:

	Comparison of Three Months Ended June 30, 2009 Versus Three Months Ended June 30, 2008
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenue	$2,526	$(813)	$1,713
Affiliation fee revenue	8,107	2,800	10,907
Other revenue	144	(284)	(140)
	$10,777	$1,703	$12,480

	Comparison of Six Months Ended June 30, 2009 Versus Six Months Ended June 30, 2008
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenue	$8,415	$(1,404)	$7,011
Affiliation fee revenue	14,902	6,098	21,000
Other revenue	609	(609)	—
	$23,926	$4,085	$28,011

The increase in advertising revenue for the three and six months ended June 30, 2009 compared to the respective prior year periods at AMC Networks resulted principally from improved program ratings at WE tv and higher units sold at AMC for the six months ended June 30, 2009.  The decrease at IFC is due to the impact of current economic conditions.   The increase in affiliation fee revenue for the three and six months ended June 30, 2009 compared to the same periods in the prior year periods is due to an increase in viewing subscribers (see table below) and increases in affiliation rates.  Viewing subscribers as of June 30, 2009 compared to the same period in the prior year, increased 3.1% and 5.3% at AMC Networks and IFC, respectively.

	As of June 30, 2009	As of March 31, 2009	As of June 30, 2008
Viewing Subscribers:
AMC	86,600	86,500	85,400
WE tv	62,200	61,700	58,900
IFC	49,800	49,600	47,300

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of program rights, including those for feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2009 increased $5,896 (12%) and $16,100 (17%) for the three and six months ended June 30, 2009, respectively, compared to the same periods in 2008.  The net increases in technical and operating expenses are attributed to the following:

	Comparison of Three Months Ended June 30, 2009 Versus Three Months Ended June 30, 2008
	AMC Networks	IFC	Total
Increase (decrease) in:
Amortization of programming content and series development/original programming costs	$5,116	$555	$5,671
Programming related costs	558	(333)	225
	$5,674	$222	$5,896

The increase in amortization of programming content and series development/original programming costs of $5,116 and $555 at AMC Networks and IFC, respectively, for the three months ended June 30, 2009 compared to the same period in the prior year is due primarily to increased amortization of non-film programming costs.   The increase in programming related costs at AMC Networks is due primarily to increased interstitial programming costs and high-definition formatting costs.

	Comparison of Six Months Ended June 30, 2009 Versus Six Months Ended June 30, 2008
	AMC Networks	IFC	Total
Increase (decrease) in:
Amortization of programming content and series development/original programming costs	$11,121	$2,375	$13,496
Programming related costs	2,796	(192)	2,604
	$13,917	$2,183	$16,100

The increase in amortization of programming content and series development/original programming costs of $11,121 at AMC Networks for the six months ended June 30, 2009 compared to the same period in the prior year is due primarily to increased amortization of non-film programming costs, and to a lesser extent, higher costs incurred related to development of original programming.   The increase in amortization of programming content and series development/original programming costs of $2,375 at IFC for the six months ended June 30, 2009 compared to the same period in the prior year is due primarily to increased amortization of film and non-film programming costs, partially offset by a decrease in costs incurred related to development of original programming.

The increase in programming related costs at AMC Networks is due primarily to increased interstitial programming costs and high-definition formatting costs.

As a percentage of revenues, technical and operating expenses increased to 28% and 29% for the three and six months ended June 30, 2009, respectively, compared to 26% for the same periods in 2008.  For the year ending 2009, we expect that technical and operating expenses as a percentage of revenues will be moderately greater than the same period in 2008.

There may be significant changes in the level of our expenses from quarter to quarter and/or moderate changes year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses increased $2,945 (6%) and decreased $1,769 (2%) for the three and six months ended June 30, 2009, respectively, as compared to the same periods in 2008.  The net increase (decrease) is attributable to the following:

	Comparison of Three Months Ended June 30, 2009 Versus Three Months Ended June 30, 2008
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$(1,993)	$1,573	$(420)
Other general and administrative costs	1,464	584	2,048
Management fees	414	—	414
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	832	71	903
	$717	$2,228	$2,945

The decrease in sales and marketing costs at AMC Networks of $1,993 is primarily related to a decrease in costs for the marketing and promotion of original programming and a decrease in advertising sales related expenses in the second quarter of 2009 compared to the second quarter of 2008.  The increase at IFC of $1,573 is primarily attributable to an increase in marketing and promotion costs associated with the premiere of new original programming during the quarter.  The increase in other general and administrative costs at AMC Networks is primarily due to an increase in rent related expense of $620 and increased parent company allocations of $825.    Management fees increased due to the increased revenues of AMC Networks in 2009 compared to 2008.  Pursuant to an agreement with CSC Holdings, a wholly-owned subsidiary of Cablevision, AMC LLC and WE LLC pay an annual management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

	Comparison of Six Months Ended June 30, 2009 Versus Six Months Ended June 30, 2008
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$(8,021)	$(309)	$(8,330)
Other general and administrative costs	2,687	1,209	3,896
Management fees	901	—	901
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	1,480	284	1,764
	$(2,953)	$1,184	$(1,769)

The decrease in sales and marketing costs at AMC Networks of $8,021 is primarily related to a decrease in costs for the marketing and promotion of original programming during the six months ended June 30, 2009 compared to the same period in the prior year.  The increase in other general and administrative costs at AMC Networks is primarily due to increased parent company allocations of $1,864 and an increase in rent related expense of $647.  The increase in other general and administrative costs at IFC is primarily due to increased parent company allocations of $672, an increase in rent related expense of $220 and an increase in employee related costs of $502, partially offset by a decrease in professional fees of $251. Management fees increased due to the increased revenues of AMC Networks in 2009 compared to 2008.

As a percentage of revenues, selling, general and administrative expenses decreased to 26% and 27% for the three and six months ended June 30, 2009, respectively, compared to 27% and 30% for the same periods in 2008 which is principally a result of a net decrease in spending for the marketing and promotion of original programming.

There may be significant changes in the level of our expenses from quarter to quarter due to the timing of promotion and marketing of original programming and the number of premieres that occur during a quarter.  The decrease in selling, marketing and advertising costs at the AMC, WE tv and IFC businesses for the six months ended June 30, 2009 as compared to the same period in 2008 may not be indicative of the anticipated full year results for the year ending December 31, 2009.

Restructuring (credits) expense of $(8) and $319 for the three and six months ended June 30, 2008, respectively, represents severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization decreased $550 (4%) and $431 (1%) for the three and six months ended June 30, 2009, respectively, compared to the same periods in 2008.  The decrease is due primarily to a decrease in amortization of intangible assets of $371 and $345 for the three and six months ended June 30, 2009 compared to the same periods in 2008 due to certain intangible assets becoming fully amortized in the second quarter of 2009.

Net interest expense decreased $2,077 (10%) and $5,939 (13%) for the three and six months ended June 30, 2009, respectively, compared to the same periods in the prior year. The net decreases are attributable to the following:

	Three Months	Six Months
	Ended June 30, 2009
Increase (decrease):

Due to lower average interest rates on our indebtedness	$(3,084)	$(8,372)
Due to higher average debt balances as a result of amounts drawn under our revolving credit facility primarily in June 2008	580	1,462
Due to a decrease in interest income	236	735
Other	191	236
	$(2,077)	$(5,939)

See “Liquidity and Capital Resources” discussion below for a breakdown of interest expense.

Loss on derivative contracts, net of $(1,694) and $(2,715) for the three and six months ended June 30, 2009, respectively, represent the changes in the fair value of the underlying interest rate swap contracts including realized losses of $(1,582) and $(2,918) for the three and six months ended June 30, 2009, respectively, as a result of net cash interest expense and unrealized (losses) gains of $(112) and $203 for the three and six months ended June 30, 2009, respectively.   As the underlying interest rate swap contracts were entered into in November 2008 (see below), there was no such loss in the three and six months ended June 30, 2008.  The interest rate swap contracts effectively fix the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a downward shift in the yield curve over the life of the contracts.

Income tax expense of $21,602 and $39,762 for the three and six months ended June 30, 2009, respectively, resulted primarily from pretax income, the impact of state income taxes and non-deductible expenses.

Income tax expense of $20,052 and $32,962 for the three and six months ended June 30, 2008, respectively, resulted primarily from pretax income, the impact of state income taxes and non-deductible expenses.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $148,053 for the six months ended June 30, 2009 compared to $79,153 for the six months ended June 30, 2008.  The 2009 cash provided by operating activities resulted from $185,342 of income before depreciation and amortization and non-cash items and an increase in cash resulting from an increase in accounts payable and accrued expenses of $17,407, an increase in accounts payable to affiliates of $40,949 and decrease in net other assets totaling $2,100, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $95,299 and carriage fee payments of $2,446.

Net cash provided by operating activities amounted to $79,153 for the six months ended June 30, 2008.  The 2008 cash provided by operating activities resulted from $161,348 of income before depreciation and amortization and non-cash items and an increase in cash resulting from a decrease in net other assets totaling $15,463, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $79,080 and carriage fee payments of $18,578.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2009 and 2008 was $752 and $3,049, respectively.  The 2009 investing activities consisted of capital expenditures of $502 and payments for the acquisition of a business of $250.  Capital expenditures in 2008 of $3,049 consisted of capital expenditures which were primarily for the purchase of technical equipment for the transmission of our networks in high-definition.

Financing Activities

Net cash used in financing activities amounted to $109,848 for the six months ended June 30, 2009 compared to $94,758 for the six months ended June 30, 2008.  In 2009, financing activities consisted of capital distributions to our parent of $57,000, repayment of bank debt of $52,500 and principal payments on capital leases of $348.

Net cash used in financing activities amounted to $94,758 for the six months ended June 30, 2008.  In 2008, financing activities consisted of capital distributions to our parent of $289,000, repayment of bank debt of $12,500, payment of financing costs of $2,858 associated with a new incremental revolver supplement entered into in June 2008 and principal payments on capital leases of $400, partially offset by proceeds from bank debt of $210,000.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our condensed consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the six months ended June 30, 2009 and 2008.  Sources of cash include primarily cash flow from the operations of our businesses and borrowings under our revolving credit facilities.  Our principal uses of cash include our debt service and the net funding and investment requirements of other Rainbow programming services that we do not own, including Rainbow’s regional news networks (“News 12 Networks”) and the continuing international operations of Rainbow’s high-definition channels (“VOOM HD Networks”).  We currently expect our net funding and investment requirements for the next twelve months, including term loan repayments aggregating $25,000, will be met by one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our credit facilities.  The decision of the Company as to the use of cash on hand, cash generated from operating activities and borrowings under our bank credit facilities will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under our bank credit facilities.  Moreover, the Company will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to fund cash requirements or make distributions to CSC Holdings or other Rainbow businesses that we do not own.  The Company has accessed the debt markets for significant amounts of capital in the past and may do so in the future.  During the six months ended June 30, 2009, we distributed $57,000 to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including News 12 Networks and VOOM HD Networks.

We have assessed the implications of the recent distress in the capital and credit markets on our ability to meet our net funding and investing requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, continued market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.  We continue to evaluate options to manage our liquidity and capital structure.

The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the six months ended June 30, 2009:

Bank debt	$647,500
Capital lease obligations	12,306
Senior notes	299,148
Senior subordinated notes	323,691
Total debt	$1,282,645

Interest expense	$38,520
Capital expenditures	$502

Debt Financing Agreements

The Company has an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at June 30, 2009.

Outstanding borrowings under our term A loan facility and the original revolving credit facility were $462,500 and $185,000, respectively, at June 30, 2009.  At June 30, 2009, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.32%.  As of June 30, 2009, $185,000 of the revolving credit facility was drawn and we had $395,000 in total undrawn revolver commitments consisting of $115,000 under our original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $6,250 in 2009 and 2010, $12,500 in 2011 and 2012, and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of June 30, 2009.

As of June 30, 2009, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba2 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

In November 2008, we entered into interest rate swap contracts with a notional amount of $450,000 to effectively fix borrowing rates on a substantial portion of our floating rate debt.  These contracts are not designated as hedges for accounting purposes.

The table below summarizes certain terms of these interest rate swap contracts as of June 30, 2009:

Maturity Date	Notional Amount	Weighted Average Fixed Rate Paid by the Company	Weighted Average Effective Floating Rate Received by the Company at June 30, 2009*

November 2009	$450,000	1.84%	0.32%

*                               Represents the floating rate received under our interest rate swap contracts at June 30, 2009 and does not represent the rates to be received on future payments.

As a result of the interest rate swap transactions, the interest rate paid on approximately 84% of our debt (excluding capital leases) as of June 30, 2009 is effectively fixed (49% being fixed rate obligations and 35% is effectively fixed through utilization of these interest rate swap contracts).

Interest Rate Risk

To manage interest rate risk, we have entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes and have only entered into transactions with counterparties that are rated investment grade.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

As discussed above, we have entered into interest rate swap contracts.  All such contracts are carried at their fair values on our condensed consolidated balance sheets, with changes in value reflected in the condensed consolidated statement of income.

Recently Issued Accounting Standards Not Yet Adopted

To be Adopted in the Third Quarter of 2009

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“Statement No. 168”), which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”).  Statement No. 168 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws as authoritative GAAP for SEC registrants.  The Company does not expect the adoption of Statement No.168 to have a material effect on the Company’s condensed consolidated financial statements.